WALGREEN MANAGEMENT INCENTIVE PLAN
                          AMENDMENT NO.1

                                 I

Paragraph 3.g. of The Plan shall be amended effective April 9,
1997, to read as follows:

     "3.g. In the event that the Company experiences any extraordinary items of profit or loss, the Finance Committee of the Board of Directors will recommend to the Compensation Committee which will, in turn, make its recommendations to the full Board of Directors whether such extraordinary items will be included in or excluded from the bonus calculations, and a report of the Board of Directors' decision will be delivered in writing to the Chief Accounting Officer of the Company."

                                II

In all repects, except as otherwise set forth, the Plan shall remain in full force and effect.